Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Intra-Cellular Therapies, Inc.

We hereby consent to the inclusion in this Registration Statement on Form S-1, filed with the SEC (the “Registration Statement”), of our report dated July 16, 2013 relating to the balance sheet of Oneida Resources Corp. as of March 31, 2013, and the related statements of operations, stockholder’s deficiency, and cash flows for the period from August 29, 2012 (inception) through March 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ RAICH ENDE MALTER & CO. LLP

RAICH ENDE MALTER & CO. LLP

New York, New York

January 10, 2014